Exhibit 5


           AMERICAN ELECTRIC POWER SERVICE CORPORATION
                  PRELIMINARY STAFFING CHANGES
                 As a Result of the Realignment


                                                 Employees
                                        --------------------------
                                        December 31,      After
              Department                    1994       Realignment
-------------------------------------   ------------   -----------

Chairman, President and
 Chief Executive Officer                       6             20
Legal                                         37             41
Nuclear Generation                           269              6*

EVP - Admin. & Chief Acctg. Officer           14             13
Corporate Planning & Budgeting                22             32
Accounting                                    53            423*
Information Services                         245            289
Tax                                           12             16
Corporate Services                            59             71
Procurement & Supply Chain Services           32             42
Human Resources                               52            263

Executive Vice President                      21             13
Marketing                                     48             67
Corporate Communications                      23             46
Rates                                         18             22
EVP - Energy Delivery                                         8
Energy Transmission                                         146
Energy Distribution                                          57
Energy Delivery Support                      212            175

EVP - Chief Financial Officer                 14             14
Finance                                       18             17
System Power Markets                          51             53
System Planning                               82             80
Internal Audits                               55             45

EVP - Power Generation                       111              3
Fossil & Hydro Production                    418             98
Power Generation Engineering                                305
Environmental Services                                       74
Fuel Supply & Business Support               192            101
Northern Regional Service Organization                      333
Southern Regional Service Organization                      326
                                           -----          -----

Total Employees                            2,064          3,199


* Transfer of Nuclear Generation staff from Service Corporation is expected to occur later in 1996. Transfer of 370 Accounting staff to the Service Corporation is expected to occur no later than 2000.